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                                                     Exhibit (5)-1
                                                     Commonwealth Edison Company
                                                     Form S-3
                                                     File No. 33-


                           Richards, Layton & Finger
                               One Rodney Square
                                  P.O. Box 551
                          Wilmington, Delaware  19899

                                 July 27, 1995



ComEd Financing I
c/o Commonwealth Edison Company
10 South Dearborn Street
37th Floor
Chicago, Illinois  60603

     Re:  ComEd Financing I
          -----------------

Ladies and Gentlemen:

     We have acted as special Delaware counsel for Commonwealth Edison Company, an Illinois corporation ("ComEd"), and ComEd Financing I, a Delaware business trust (the "Trust"), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

     For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:

          (a) The Certificate of Trust of the Trust, dated July 19, 1995 (the "Certificate"), as filed in the office of the Secretary of State of the State of Delaware (the "Secretary of State") on July 21, 1995;

          (b) The Declaration of Trust, dated as of July 19, 1995, between ComEd, as Sponsor, and the trustees of the Trust named therein;

          (c) The preliminary prospectus, dated ___________, 1995 (the "Prospectus"), relating to the __% Trust Originated Preferred Securities of the Trust representing preferred undivided beneficial interests in the assets of the Trust (each, a "Preferred Security" and collectively, the "Preferred Securities");
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ComEd Financing I
July 27, 1995
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          (d)  The Registration Statement on Form S-3 (the "Registration
     Statement"), including a form of Amended and Restated Declaration of Trust, to be entered into among ComEd, as Sponsor, and the trustees of the Trust named therein (the "Trust Agreement"), as proposed to be filed by ComEd and the Trust with the Securities and Exchange Commission on or about July 27, 1995;

          (e) A Certificate of Good Standing for the Trust, dated July 21, 1995, obtained from the Secretary of State.

          Initially capitalized terms used herein and not otherwise defined are used as defined in the Trust Agreement.

          For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (e) above. In particular, we have not reviewed any document (other than the documents listed in paragraphs
(a) through (e) above) that is referred to in or incorporated by reference into the documents reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

          With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

          For purposes of this opinion, we have assumed (i) the Trust Agreement and the Certificate are in full force and effect and have not been amended, (ii) except to the extent provided in paragraph 1 below, the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) the power and authority to each of the parties to the documents examined by us to execute and deliver, and to perform its obligations under, such documents, (v) the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vi) the receipt by each Person to whom a Preferred Security is to be issued by the Trust (collectively, the "Preferred Security Holders") of a Preferred Securities Certificate for such Preferred Security and the payment for the Preferred Security acquired by it, in accordance with the Trust Agreement,
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ComEd Financing I
July 27, 1995
Page 3


the Registration Statement and the Prospectus, and (vii) the issuance and sale of the Preferred Securities to the Preferred Security Holders in accordance with the Trust Agreement, the Registration Statement and the Prospectus. We have not participated in the preparation of the Registration Statement or the Prospectus and assume no responsibility for their contents.

          This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and we express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

          Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

          1. The Trust has been duly created and is validly existing in good standing as a business trust under the Delaware Business Trust Act, 12 Del.
     C. (S) 3801, et seq.

          2. The Preferred Securities will represent valid and, subject to the qualifications set forth in paragraph 3 below, fully paid and nonassessable undivided beneficial interest in the assets of the Trust.

          3. The Preferred Security Holders, as beneficial owners of the Trust, will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware. We note that the Preferred Security Holders may be obligated, pursuant to the Trust Agreement, to (i) provide indemnity and/or security in connection with and pay taxes or governmental charges arising from transfers or exchanges of Preferred Securities Certificates and the issuance of replacement Preferred Securities Certificates and (ii) provide security or indemnity in connection with requests of or directions to the Property Trustee to exercise its rights and powers under the Trust Agreement.

          We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We hereby consent to the use of our name under the heading "Legal Matters" in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of Persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules
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ComEd Financing I
July 27, 1995
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and regulations of the Securities and Exchange Commission thereunder.  Except as stated above, without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other Person for any purpose.

                                    Very truly yours,

                                    Richards, Layton & Finger
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ComEd Financing I
July 27, 1995
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